Exhibit 99.1

Investors:

Kyle Bland: 630-824-1907

Media:

Steve Carlson: 630-824-1783

SUNCOKE ENERGY, INC. ANNOUNCES THIRD QUARTER 2016 RESULTS

•	Net income attributable to SXC was up $29.6 million to $6.1 million, or $0.10 per share, in the current period compared to a loss of $23.5 million, or $0.36 per share, in the prior year period

•	Adjusted EBITDA, which excludes $8.8 million of coal logistics deferred revenue, was $49.4 million, which is in line with expectations and up $0.3 million versus the prior year period

•	Reduced total consolidated debt outstanding by approximately $25 million in the third quarter and by more than $135 million in the last twelve months, including approximately $132 million of SXCP bond repurchases

•	Reaffirm full-year guidance for 2016 Consolidated Adjusted EBITDA of $210 million to $235 million

LISLE, Ill. (October 20, 2016) - SunCoke Energy, Inc. (NYSE: SXC) today reported results for the third quarter 2016, which reflect consistent consolidated operating results versus the prior year period.

“Our third quarter results are in line with expectations and we are most pleased with the continued cost discipline at Indiana Harbor as well as the sustained cost savings achieved following the divestiture of our former Coal Mining operation,” said Fritz Henderson, Chairman, President and Chief Executive Officer of SunCoke Energy, Inc.

The Company continues to navigate through market developments and execute its de-levering objectives. In the quarter, SunCoke reduced total debt outstanding by approximately $25 million. Furthermore, the Company is pleased that both of its major Convent Marine Terminal (“CMT”) customers recently reached resolution with each of their respective lending groups. In addition, as announced earlier this week, Convent is expanding into a new line of business by piloting domestic-facing thermal coal volumes through the terminal on a merchant basis.

The Company also reaffirms its full-year outlook for 2016 Consolidated Adjusted EBITDA of $210 million to $235 million.

Henderson added, “Through three quarters, we are in position to deliver on our commitments to shareholders and remain flexible and responsive to the changing steel and coal market industry conditions.”

THIRD QUARTER CONSOLIDATED RESULTS(1)

	Three Months Ended September 30,
(Dollars in millions)	2016	2015	Increase/ (Decrease)
Revenues	$293.9	$336.9	$(43.0)
Net income (loss) attributable to SXC	$6.1	$(23.5)	$29.6
Adjusted EBITDA(2)	$49.4	$49.1	$0.3

(1)	The current and prior year periods are not comparable due to the divestiture of our Coal Mining business in April 2016 and the contribution of Convent Marine Terminal, which was acquired on August 12, 2015.
(2)	See definition of Adjusted EBITDA and reconciliation elsewhere in this release.

Revenues declined $43.0 million to $293.9 million in third quarter 2016 compared with the same prior year period, primarily reflecting the pass-through of lower coal costs as well as lower sales volumes.

Net income attributable to SXC was $6.1 million, or $0.10 per share, compared to the prior year period net loss attributable to SXC of $23.5 million, or $0.36 per share. The increase was primarily due to the absence of a $19.4 million, or $0.30 per share, impairment of our equity method investment in Visa SunCoke in the prior year period as well as fair value adjustments to our contingent consideration obligation in the current year period.

Adjusted EBITDA increased $0.3 million to $49.4 million, primarily due to lower corporate costs as well as lower operational costs in our Coal Mining segment, resulting from the divestiture of the business, and at our Indiana Harbor cokemaking facility. These savings were mostly offset by the impact of scheduled outages in the current year period as well as lower sales volumes in both our cokemaking and logistics operations. As a reminder, Adjusted EBITDA results exclude coal logistics deferred revenue until it is recognized as GAAP revenue, which is at the end of the annual contract period, or typically in the fourth quarter of each year.

THIRD QUARTER SEGMENT RESULTS

Domestic Coke

Domestic Coke consists of cokemaking facilities and heat recovery operations at our Jewell, Indiana Harbor, Haverhill, Granite City and Middletown plants.

	Three Months Ended September 30,
(Dollars in millions, except per ton amounts)	2016	2015	Increase/ (Decrease)
Revenues	$273.0	$311.5	$(38.5)
Adjusted EBITDA(1)	$52.1	$55.9	$(3.8)
Sales volumes (thousands of tons)	1,000	1,043	(43)
Adjusted EBITDA per ton(2)	$52.10	$53.60	$(1.50)

(1)	See definition of Adjusted EBITDA and reconciliation elsewhere in this release.
(2)	Reflects Domestic Coke Adjusted EBITDA divided by Domestic Coke sales volumes.

•	Revenues were affected by both the pass-through of lower coal prices and a decrease in sales volume of 43 thousand tons, primarily due to lower production at Indiana Harbor and the impact of customer volume accommodations at Haverhill. The impact of customer volume accommodations on Adjusted EBITDA was mitigated by make-whole payments from AK Steel.

•	Adjusted EBITDA decreased $3.8 million, reflecting lower coke sales volumes and lower energy sales due to scheduled outages. Additionally, the current year period included $1.0 million of coal transportation charges, which were transferred to our Domestic Coke segment as a result of the divestiture of our coal mining business. These impacts were partially offset by lower operating and maintenance spending at Indiana Harbor of $3.6 million as compared to the same prior year period.

Coal Logistics

Coal Logistics consists of the coal handling and mixing services operated by SXCP at CMT located on the Mississippi river in Louisiana, Lake Terminal in East Chicago, Indiana and Kanawha River Terminals, LLC (“KRT”), which has terminals along the Ohio and Kanawha rivers in West Virginia. Additionally, Dismal River Terminal (“DRT”), located in Virginia adjacent to our Jewell Cokemaking facility, is operated by SXC. DRT was formed to accommodate Jewell in its direct procurement of third-party coal, beginning in 2016. The current and prior year periods are not comparable due to the contribution of CMT, which was acquired on August 12, 2015, and DRT, which was constructed in early 2016.

	Three Months Ended September 30,
(Dollars in millions, except per ton amounts)	2016	2015	Increase/ (Decrease)
Revenues	$12.3	$13.8	$(1.5)
Intersegment sales	$4.9	$5.7	$(0.8)
Adjusted EBITDA(1)	$7.3	$9.3	$(2.0)
Tons handled, excluding CMT (thousands of tons)(2)	3,493	4,332	(839)
Tons handled by CMT (thousands of tons)(2)	841	817	24

(1)	See definition of Adjusted EBITDA and reconciliation elsewhere in this release.
(2)	Reflects inbound tons handled during the period.

•	Revenues were down $1.5 million, driven by lower volumes at KRT and Lake Terminal, partly offset by a $1.0 million contribution of DRT as well as a full quarter of CMT results, which contributed $1.3 million more revenues as compared to the prior year period.

•	Adjusted EBITDA was down $2.0 million, primarily driven by a the lower volumes discussed above. Despite a full quarter of operations, Adjusted EBITDA contributed by CMT was down slightly from the prior year, driven by a full quarter of operating costs on only slightly higher volumes. As a reminder, Adjusted EBITDA results exclude coal logistics deferred revenue until it is recognized as GAAP revenue, which is at the end of the annual contract period, or typically in the fourth quarter of each year.

Brazil Coke

Brazil Coke consists of a cokemaking facility in Vitória, Brazil, which we operate for an affiliate of ArcelorMittal. Brazil Coke earns operating and technology licensing fees based on production and recognizes a dividend on a preferred stock investment assuming certain minimum production levels are achieved.

•	Adjusted EBITDA of $3.2 million was comparable to the prior year period.

Coal Mining

In April 2016, the Company divested substantially all of its coal mining business to Revelation Energy, LLC.

•	Adjusted EBITDA was a loss of $0.6 million in the current year period compared to a loss of $4.9 million in the prior year period. The improved results reflect lower operating costs due to the divestiture of the business, as well as a shift of $1.0 million of coal transportation costs to our Domestic Coke segment.

Corporate and Other

Corporate and other expenses, including legacy costs, were $12.6 million in third quarter 2016, an improvement of $2.0 million versus third quarter 2015, driven by charges incurred in the prior year period of $2.2 million for severance costs and $2.2 million for acquisition and business development costs. These improvements were partially offset by current period mark-to-market adjustments in deferred compensation caused by increases in the Company’s share price and the Partnership’s unit price as well as costs to resolve certain legal matters in the current year period.

2016 OUTLOOK

Our 2016 guidance is as follows:

•	Domestic coke production is expected to be between 4.0 million and 4.1 million tons

•	Consolidated Adjusted EBITDA is expected to be between $210 million and $235 million

•	Adjusted EBITDA attributable to SXC is expected to be between $105 million and $124 million, reflecting the impact of public ownership in SXCP

•	Capital expenditures are projected to be approximately $45 million

•	Cash generated by operations is estimated to be between $150 million and $170 million

•	Cash taxes are projected to be between $4 million and $9 million

RELATED COMMUNICATIONS

We will host our quarterly earnings call at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) today. The conference call will be webcast live and archived for replay in the Investors section of www.suncoke.com. Investors may participate in this call by dialing 1-877-201-0168 in the U.S. or 1-647-788-4901 if outside the U.S., confirmation code 89766307.

SUNCOKE ENERGY, INC.

SunCoke Energy, Inc. (NYSE: SXC) supplies high-quality coke to the integrated steel industry under long-term, take-or-pay contracts that pass through commodity and certain operating costs to customers. We utilize an innovative heat-recovery cokemaking technology that captures excess heat for steam or electrical power generation. We are the sponsor of SunCoke Energy Partners, L.P. (“Partnership”) (NYSE: SXCP), a publicly traded master limited partnership. At September 30, 2016, we owned the general partner of the Partnership, which consists of a 2.0 percent ownership interest and incentive distribution rights, and owned a 53.9 percent limited partner interest in the Partnership. Our cokemaking facilities are located in Illinois, Indiana, Ohio, Virginia, Brazil and India. To learn more about SunCoke Energy, Inc., visit our website at www.suncoke.com.

DEFINITIONS

•	Adjusted EBITDA represents earnings before interest, (gain) loss on extinguishment of debt, taxes, depreciation and amortization (“EBITDA”), adjusted for impairments, coal rationalization costs, changes to our contingent consideration liability related to our acquisition of CMT, the expiration of certain acquired contractual obligations, and interest, taxes, depreciation and amortization and impairments attributable to our equity method investment. EBITDA and Adjusted EBITDA do not represent and should not be considered alternatives to net income or operating income under GAAP and may not be comparable to other similarly titled measures in other businesses. Management believes Adjusted EBITDA is an important measure of the operating performance and liquidity of the Company’s net assets and its ability to incur and service debt, fund capital expenditures and make distributions. Adjusted EBITDA provides useful information to investors because it highlights trends in our business that may not otherwise be apparent when relying solely on GAAP measures and because it eliminates items that have less bearing on our operating performance and liquidity. EBITDA and Adjusted EBITDA are not measures calculated in accordance with GAAP, and they should not be considered a substitute for net income, operating cash flow or any other measure of financial performance presented in accordance with GAAP.

•	Adjusted EBITDA attributable to SXC represents Adjusted EBITDA less Adjusted EBITDA attributable to noncontrolling interests.

•	Legacy Costs include costs associated with former mining employee-related liabilities net of certain royalty revenues.

FORWARD-LOOKING STATEMENTS

Some of the statements included in this press release constitute “forward-looking statements” (as defined in Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended). Forward-looking statements include all statements that are not historical facts and may be identified by the use of such words as “believe,” “expect,” “plan,” “project,” “intend,” “anticipate,” “estimate,” “predict,” “potential,” “continue,” “may,” “will,” “should” or the negative of these terms or similar expressions. Forward-looking statements are inherently uncertain and involve significant known and unknown risks and uncertainties (many of which are beyond the control of SXC) that could cause actual results to differ materially.

Such risks and uncertainties include, but are not limited to domestic and international economic, political, business, operational, competitive, regulatory and/or market factors affecting SXC, as well as uncertainties related to: pending or future litigation, legislation or regulatory actions; liability for remedial actions or assessments under existing or future environmental regulations; gains and losses related to acquisition, disposition or impairment of assets; recapitalizations; access to, and costs of, capital; the effects of changes in accounting rules applicable to SXC; and changes in tax, environmental and other laws and regulations applicable to SXC’s businesses.

Forward-looking statements are not guarantees of future performance, but are based upon the current knowledge, beliefs and expectations of SXC management, and upon assumptions by SXC concerning future conditions, any or all of which ultimately may prove to be inaccurate. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. SXC does not intend, and expressly disclaims any obligation, to update or alter its forward-looking statements (or associated cautionary language), whether as a result of new information, future events or otherwise after the date of this press release except as required by applicable law.

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, SXC has included in its filings with the Securities and Exchange Commission cautionary language identifying important factors (but not necessarily all the important factors) that could cause actual results to differ materially from those expressed in any forward-looking statement made by SXC. For information concerning these factors, see SXC’s Securities and Exchange Commission filings such as its annual and quarterly reports and current reports on Form 8-K, copies of which are available free of charge on SXC’s website at www.suncoke.com. All forward-looking statements included in this press release are expressly qualified in their entirety by such cautionary statements. Unpredictable or unknown factors not discussed in this release also could have material adverse effects on forward-looking statements.

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SunCoke Energy, Inc.

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
	(Dollars and shares in millions, except per share amounts)
Revenues
Sales and other operating revenue	$293.7	$336.2	$896.8	$1,007.7
Other income, net	0.2	0.7	0.9	1.4

Total revenues	293.9	336.9	897.7	1,009.1

Costs and operating expenses
Cost of products sold and operating expenses	217.6	266.3	682.5	824.4
Selling, general and administrative expenses	21.8	21.9	68.8	53.9
Depreciation and amortization expense	25.6	25.6	82.4	75.8
Loss on divestiture of business	—	—	14.7	—

Total costs and operating expenses	265.0	313.8	848.4	954.1

Operating income	28.9	23.1	49.3	55.0
Interest expense, net	12.9	14.6	40.3	41.5
(Gain) loss on extinguishment of debt	(1.0)	—	(24.9)	9.4

Income before income tax expense and loss from equity method investment	17.0	8.5	33.9	4.1
Income tax expense	2.6	4.8	5.9	5.1
Loss from equity method investment	—	20.2	—	21.6

Net income (loss)	14.4	(16.5)	28.0	(22.6)
Less: Net income attributable to noncontrolling interests	8.3	7.0	30.6	18.4

Net income (loss) attributable to SunCoke Energy, Inc.	$6.1	$(23.5)	$(2.6)	$(41.0)

Earnings (loss) attributable to SunCoke Energy, Inc. per common share:
Basic	$0.10	$(0.36)	$(0.04)	$(0.63)
Diluted	$0.10	$(0.36)	$(0.04)	$(0.63)
Weighted average number of common shares outstanding:
Basic	64.2	64.5	64.1	65.3
Diluted	64.5	64.5	64.1	65.3

SunCoke Energy, Inc.

Consolidated Balance Sheets

(Unaudited)

	September 30, 2016	December 31, 2015
	(Dollars in millions, except par value amounts)
Assets
Cash and cash equivalents	$105.3	$123.4
Receivables	54.1	64.6
Inventories	97.8	121.8
Income tax receivable	7.2	11.6
Other current assets	4.8	3.9
Assets held for sale	—	0.9

Total current assets	269.2	326.2

Restricted cash	0.7	18.2
Investment in Brazilian cokemaking operations	41.0	41.0
Properties, plants and equipment (net of accumulated depreciation of $632.9 and $590.2 million at September 30, 2016 and December 31, 2015, respectively)	1,547.5	1,582.0
Goodwill	76.9	71.1
Other intangible assets, net	181.8	190.2
Deferred charges and other assets	4.8	15.4
Long-term assets held for sale	—	11.4

Total assets	$2,121.9	$2,255.5

Liabilities and Equity
Accounts payable	$93.1	$99.8
Accrued liabilities	50.0	42.9
Deferred revenue	27.6	2.1
Current portion of long-term debt and financing obligation	3.6	1.1
Interest payable	6.8	18.9
Liabilities held for sale	—	0.9

Total current liabilities	181.1	165.7

Long-term debt and financing obligation	860.9	997.7
Accrual for black lung benefits	44.2	44.7
Retirement benefit liabilities	29.3	31.3
Deferred income taxes	353.8	349.0
Asset retirement obligations	13.2	16.3
Other deferred credits and liabilities	20.0	22.1
Long-term liabilities held for sale	—	5.9

Total liabilities	1,502.5	1,632.7

Equity
Preferred stock, $0.01 par value. Authorized 50,000,000 shares; no issued shares at September 30, 2016 and December 31, 2015	—	—

Common stock, $0.01 par value. Authorized 300,000,000 shares; issued 71,676,576 and 71,489,448 shares at September 30, 2016 and December 31, 2015, respectively	0.7	0.7
Treasury stock, 7,477,657 shares at September 30, 2016 and December 31, 2015, respectively	(140.7)	(140.7)

Additional paid-in capital	490.6	486.1
Accumulated other comprehensive loss	(18.8)	(19.8)
Retained deficit	(39.0)	(36.4)

Total SunCoke Energy, Inc. stockholders’ equity	292.8	289.9
Noncontrolling interests	326.6	332.9

Total equity	619.4	622.8

Total liabilities and equity	$2,121.9	$2,255.5

SunCoke Energy, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended September 30,
	2016	2015
	(Dollars in millions)
Cash Flows from Operating Activities:
Net income (loss)	$28.0	$(22.6)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Loss on divestiture of business	14.7	—
Depreciation and amortization expense	82.4	75.8
Deferred income tax expense	4.5	6.9
Settlement loss and expense for pension plan	—	13.1
Gain on curtailment and payments in excess of expense for postretirement plan benefits	(2.0)	(6.4)
Share-based compensation expense	5.0	5.8
Loss from equity method investment	—	21.6
(Gain) loss on extinguishment of debt	(24.9)	9.4
Changes in working capital pertaining to operating activities (net of the effects of divestiture and acquisition):
Receivables	10.3	8.0
Inventories	24.1	20.7
Accounts payable	(3.5)	(10.4)
Accrued liabilities	6.7	(20.9)
Deferred revenue	25.5	1.1
Interest payable	(12.1)	(10.8)
Income taxes	4.4	(5.0)
Other	3.0	(3.3)

Net cash provided by operating activities	166.1	83.0

Cash Flows from Investing Activities:
Capital expenditures	(42.9)	(49.3)
Acquisition of business	—	(193.1)
Decrease (increase) in restricted cash	17.5	(21.5)
Divestiture of coal business	(12.8)	—
Other investing activities	2.1	—

Net cash used in investing activities	(36.1)	(263.9)

Cash Flows from Financing Activities:
Proceeds from issuance of long-term debt	—	210.8
Repayment of long-term debt	(60.8)	(149.8)
Proceeds from revolving credit facility	20.0	185.0
Repayment of revolving credit facility	(85.4)	—
Proceeds from financing obligation	16.2	—
Repayment of financing obligation	(0.5)	—
Debt issuance costs	(0.2)	(4.8)
Cash distribution to noncontrolling interests	(36.9)	(31.0)
Shares repurchased	—	(35.7)
Units repurchased	—	(10.0)
Other financing activities	(0.5)	(1.0)
Dividends paid	—	(18.4)

Net cash (used in) provided by financing activities	(148.1)	145.1

Net decrease in cash and cash equivalents	(18.1)	(35.8)
Cash and cash equivalents at beginning of period	123.4	139.0

Cash and cash equivalents at end of period	$105.3	$103.2

Supplemental Disclosure of Cash Flow Information
Interest paid	$54.2	$52.4
Income taxes paid, net of refunds of $6.3 million in 2016 and no refunds in 2015	$(3.1)	$3.3

SunCoke Energy, Inc.

Segment Financial and Operating Data

The following tables set forth financial and operating data for the three and nine months ended September 30, 2016 and 2015:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
	(Dollars in millions, except per ton amounts)
Sales and other operating revenues:
Domestic Coke	$273.0	$311.5	$836.0	$941.1
Brazil Coke	8.4	8.0	23.5	26.4
Coal Logistics	12.3	13.8	36.5	29.7
Coal Logistics intersegment sales	4.9	5.7	15.3	15.3
Coal Mining	—	2.9	0.8	10.5
Coal Mining intersegment sales	—	25.3	22.0	74.3
Elimination of intersegment sales	(4.9)	(31.0)	(37.3)	(89.6)

Total sales and other operating revenue	$293.7	$336.2	$896.8	$1,007.7

Adjusted EBITDA(1):
Domestic Coke	$52.1	$55.9	$157.4	$164.8
Brazil Coke	3.2	3.4	7.9	10.1
Coal Logistics	7.3	9.3	18.6	16.9
Coal Mining	(0.6)	(4.9)	(5.6)	(13.4)
Corporate and Other, including legacy costs, net(2)	(12.6)	(14.6)	(38.6)	(48.0)

Total Adjusted EBITDA	$49.4	$49.1	$139.7	$130.4

Coke Operating Data:
Domestic Coke capacity utilization (%)	94	98	94	98
Domestic Coke production volumes (thousands of tons)	1,001	1,049	2,990	3,094
Domestic Coke sales volumes (thousands of tons)	1,000	1,043	2,992	3,102
Domestic Coke Adjusted EBITDA per ton(3)	$52.10	$53.60	$52.61	$53.13
Brazilian Coke production—operated facility (thousands of tons)	449	449	1,294	1,324
Coal Logistics Operating Data:
Tons handled, excluding CMT (thousands of tons)(4)	3,493	4,332	10,095	12,492
Tons handled by CMT (thousands of tons)(4)	841	817	2,762	817

(1)	See definition of Adjusted EBITDA and reconciliation to GAAP elsewhere in this release.
(2)	Legacy costs, net include costs associated with former mining employee-related liabilities net of certain royalty revenues. See details of these legacy items below.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
	(Dollars in millions)
Black lung charges	$(1.7)	$(1.4)	$(5.2)	$(3.3)
Postretirement benefit plan (expense) benefit	(0.2)	(0.1)	(0.6)	3.7
Defined benefit plan expense, including termination charges	—	—	—	(13.1)
Workers’ compensation expense	(0.2)	(0.2)	(0.6)	(1.6)
Other	0.2	0.3	0.2	(0.4)

Total legacy costs, net	$(1.9)	$(1.4)	$(6.2)	$(14.7)

(3)	Reflects Domestic Coke Adjusted EBITDA divided by Domestic Coke sales volumes.
(4)	Reflects inbound tons handled during the period.

SunCoke Energy, Inc.

Reconciliations of Non-GAAP Information

Adjusted EBITDA to Net (Loss) Income and Net Cash Provided by Operating Activities

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015(1)	2016(1)	2015(1)
	(Dollars in millions)
Net cash provided by operating activities	$44.6	$6.4	$166.1	$83.0
Subtract:
Loss on divestiture of business	—	—	14.7	—
Depreciation and amortization expense	25.6	25.6	82.4	75.8
Deferred income tax expense	0.9	8.0	4.5	6.9
(Gain) loss on extinguishment of debt	(1.0)	—	(24.9)	9.4
Changes in working capital and other	4.7	(10.7)	61.4	13.5

Net Income	$14.4	$(16.5)	$28.0	$(22.6)

Add:
Adjustment to unconsolidated affiliate earnings(2)	$—	$19.8	$—	$20.8
Coal rationalization costs (3)	0.2	0.8	0.4	0.4
Depreciation and amortization expense	25.6	25.6	82.4	75.8
Interest expense, net	12.9	14.6	40.3	41.5
(Gain) loss on extinguishment of debt	(1.0)	—	(24.9)	9.4
Income tax expense	2.6	4.8	5.9	5.1
Loss on divestiture of business	—	—	14.7	—
Contingent consideration adjustments(4)	(4.6)	—	(8.3)	—
Expiration of land deposits(5)	—	—	1.9	—
Non-cash reversal of acquired contractual obligation(6)	(0.7)	—	(0.7)	—

Adjusted EBITDA	$49.4	$49.1	$139.7	$130.4

Subtract: Adjusted EBITDA attributable to noncontrolling interest(7)	18.9	20.1	57.8	56.3

Adjusted EBITDA attributable to SunCoke Energy, Inc.	$30.5	$29.0	$81.9	74.1

(1)	Beginning in the second quarter of 2016, in response to the Securities & Exchange Commission’s May 2016 update of its guidance on the appropriate use of non-GAAP financial measures, Adjusted EBITDA no longer includes Coal Logistics deferred revenue until it is recognized as GAAP revenue.
(2)	Reflects share of interest, taxes, depreciation and amortization related to our equity method investment in VISA SunCoke. The three and nine months ended September 30, 2015 include a $19.4 million impairment of our investment.
(3)	Coal rationalization costs includes employee severance, contract termination costs and other costs to idle mines incurred during the execution of our coal rationalization plan. The nine months ended September 30, 2015, included $2.3 million of income related to a severance accrual adjustment.
(4)	The Partnership amended its contingent consideration terms with The Cline Group during the first quarter of 2016. These amendments and subsequent fair value adjustments resulted in gains of $4.6 million and $8.3 million recorded during the three and nine months ended September 30, 2016, respectively, which were excluded from Adjusted EBITDA.
(5)	Reflects the expiration of land deposits in connection with the Company’s potential new cokemaking facility to be constructed in Kentucky.
(6)	In association with the acquisition of CMT, we assumed certain performance obligations under existing contracts and recorded liabilities related to such obligations. In third quarter of 2016, the final contractual performance period expired, without the customer requiring performance. As such, we reversed the liability in the period as we no longer have any obligations under the contract.
(7)	Reflects noncontrolling interest in Indiana Harbor and the portion of the Partnership owned by public unitholders.

SunCoke Energy, Inc

Reconciliation of Non-GAAP Information

Estimated 2016 Consolidated Adjusted EBITDA to Estimated Net Income

and Net Cash Provided by Operating Activities

	2016
	Low	High
Net cash provided by operating activities	$150	$170
Subtract:
Depreciation and amortization expense	106	106
Gain on extinguishment of debt	(20)	(27)
Loss on divestiture of business	14	14
Changes in working capital and other	1	2

Net Income	$49	$75

Add:
Coal rationalization costs(1)	2	1
Depreciation and amortization expense	106	106
Interest expense, net	62	58
Gain on extinguishment of debt	(20)	(27)
Income tax expense	6	17
Loss on divestiture of business	14	14
Contingent consideration adjustments(2)	(8)	(8)
Non-cash reversal of acquired contractual obligation(3)	(1)	(1)

Adjusted EBITDA	$210	$235

Subtract:
Adjusted EBITDA attributable to noncontrolling interests(4)	105	111

Adjusted EBITDA attributable to SunCoke Energy, Inc.	$105	$124

(1)	Coal rationalization costs includes employee severance, contract termination costs and other costs to idle mines incurred during the execution of our coal rationalization plan.
(2)	The Partnership amended its contingent consideration terms with The Cline Group during the first quarter of 2016. These amendments and subsequent fair value adjustments resulted in gains of $4.6 million and $8.3 million recorded during the three and nine months ended September 30, 2016, respectively, which were excluded from Adjusted EBITDA.
(3)	In association with the acquisition of CMT, we assumed certain performance obligations under existing contracts and recorded liabilities related to such obligations. In third quarter of 2016, the final contractual performance period expired, without the customer requiring performance. As such, we reversed the liability in the period as we no longer have any obligations under the contract.
(4)	Reflects noncontrolling interest in Indiana Harbor and the portion of the Partnership owned by public unitholders.